EXHIBIT 21.3

                         Consent of Independent Auditors


The Board of Trustees and Shareholders
ElderTrust:

We consent to incorporation by reference in the registration statement (No. 333-80719) on Form S-8 (for the 9998 Share Option and Incentive Plan), and the registration statement (No. 333-80717) on Form S-8 (for 1999 Share Option and Incentive Plan) of our report dated February 2, 2001, related to the consolidated balance sheets of ElderTrust and subsidiaries as of December 31, 2000 and 1999 and that related consolidated statements of operations, shareholders' equity and cash flow for the years ended December 31, 2000 and 1999 and the period from January 30, 1998 to December 31, 1998 and all related financial statement schedules, which report appears in the December 31, 2000, annual report on Form 10-K of ElderTrust.



                                                             /s/ KPMG LLP

McLean, Virginia
April 6, 2001